                                                                    Exhibit 99.4

RECENT DEVELOPMENTS

     For the unaudited ten-month period ended January 31, 2004, our revenues were $373.1 million compared to $346.7 million for the same period of 2003, an increase of $26.4 million, or 7.6%. For the unaudited ten-month period ended January 31, 2004, our Adjusted EBITDA was $60.5 million compared to $56.4 million for the same period of 2003, an increase of $4.1 million or 7.3%. This increase is primarily attributable to increased revenues and EBITDA at the Bookstore and Complementary Services Divisions. For the unaudited twelve-month period ended January 31, 2004, our revenues and Adjusted EBITDA were $396.9 million and $60.1 million, respectively. For the twelve-month period ended January 31, 2004, our revenues for our Textbook Division were $131.4 million, our Bookstore Division were $237.2 million, our Complementary Services Division were $53.3 million, and we had Intercompany eliminations of $25.0 million. For this same period, our Adjusted EBITDA for our Textbook Division was $33.1 million, our Bookstore Division was $30.7 million, our Complementary Services Division was $3.8 million, and we had corporate overhead of $7.5 million.

     Due to the seasonality in our business, our working capital requirements fluctuate with our two main buying cycles. Over the past two years, the month of March (when we expect to close the

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

transaction) has been approximately $6-$12 million below our average monthly net working capital (defined as accounts receivable plus inventory less accounts payable). We also have maintained approximately $20-$25 million of average monthly cash balances after adjusting for excess cash of $24.4 million remaining after the dividend payment and refinancing in December 2003. We expect a similar cash balance at closing after giving effect to the transaction. Such cash balance at closing may differ as a result of seasonal working capital.

     Our unaudited results for the ten-month period ended January 31, 2003 and 2004, as well as for the twelve-month period ended January 31, 2004, are set forth in the table below:

--------------------------------------------------------------------------------

                                                             TEN MONTHS ENDED
                                             YEAR ENDED           JANUARY 31,
                                              MARCH 31,   -------------------    12 MONTHS ENDED
(DOLLARS IN THOUSANDS)                             2003       2003       2004   JANUARY 31, 2004
------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:
Revenues..................................  $   370,510   $346,686   $373,070     $   396,893
                                            ----------------------------------------------------
     Gross profit.........................      146,022    130,588    142,288         157,721
Operating expenses:
   Selling, general, and administrative
      expenses............................       90,391     74,188     82,682          98,885
   Depreciation...........................        2,988      2,584      2,655           3,059
   Amortization...........................          644        535      1,043           1,151
   Stock compensation costs...............           --         --        186             186
                                            ----------------------------------------------------
     Income from operations...............       51,999     53,281     55,722          54,440
Other expenses (income):
Interest expense..........................       14,212     12,282     11,764          13,694
Interest income...........................         (360)      (222)      (244)           (382)
(Gain) loss on derivative instruments.....          156        181        (57)            (82)
                                            ----------------------------------------------------
     Income before income taxes...........       37,991     41,040     44,259          41,210
Income tax expense........................       14,985     16,084     17,349          16,250
                                            ----------------------------------------------------
     Net income...........................  $    23,006   $ 24,956   $ 26,910     $    24,960
------------------------------------------------------------------------------------------------
OTHER DATA:
EBITDA(1).................................  $    55,631   $ 56,400   $ 59,420     $    58,650
Adjusted EBITDA(1)........................       55,838     56,400     60,475          60,095
Capital expenditures......................        3,708      3,227      3,156           3,636
Business acquisition expenditures(2)......        1,389        852      2,355           2,893
------------------------------------------------------------------------------------------------

(1) EBITDA is defined as earnings before interest, taxes, depreciation, and amortization. (Gain) loss on derivative instruments is considered a component of interest in the EBITDA computation. Adjusted EBITDA represents, for any relevant period, EBITDA further adjusted to exclude (income) loss from leasehold abandonment, stock compensation costs, fees and expenses associated with a December 2003 consent solicitation of holders of our existing senior subordinated notes, and the effect of the acquisition of TheCampusHub.com, Inc. and disposals of bookstores. Our existing senior subordinated notes and existing senior credit facility also use EBITDA, as defined in those agreements, for certain financial covenants. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net cash flows from operating activities as determined by GAAP, and EBITDA and Adjusted EBITDA do not necessarily indicate whether cash flows will be sufficient for cash requirements. Items excluded from EBITDA and Adjusted EBITDA, such as interest, taxes, depreciation and amortization, are significant components in understanding and assessing our financial performance. EBITDA and Adjusted EBITDA measures presented may not be comparable to similarly titled measures presented by other companies. The following is a reconciliation of Adjusted EBITDA to EBITDA to Income from operations:

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

--------------------------------------------------------------------------------

                                                                TEN MONTHS ENDED
                                                                     JANUARY 31,
                                                YEAR ENDED   -------------------    12 MONTHS ENDED
   (DOLLARS IN THOUSANDS)                   MARCH 31, 2003       2003       2004   JANUARY 31, 2004
   ------------------------------------------------------------------------------------------------
   Income from operations.................   $    51,999     $ 53,281   $ 55,722     $    54,440
   Depreciation and amortization..........         3,632        3,119      3,698           4,210
                                            -------------------------------------------------------
   EBITDA.................................        55,631       56,400     59,420          58,650
   Leasehold abandonments(a)..............            --           --        232             232
   Stock compensation costs(b)............            --           --        186             186
   Consent solicitation fees and
     expenses(c)..........................            --           --        192             192
   Effect of acquisition(d)...............            --           --        160             303
   Effect of disposals(e).................           207           --        285             532
                                            -------------------------------------------------------
   Adjusted EBITDA........................   $    55,838     $ 56,400   $ 60,475     $    60,095
   ------------------------------------------------------------------------------------------------

   (a) Loss on disposal of assets attributable to leasehold improvements abandoned when our bookstore at the University of Pittsburgh was relocated.

   (b) Incurred in conjunction with the purchase of 838 options outstanding to purchase shares of Holdings common stock associated with our recapitalization transaction in December 2003.

   (c) Costs associated with the consent solicitation in December 2003.

   (d) Adjustment to reflect a full twelve months of operations for TheCampusHub.com, Inc., which was acquired on July 1, 2003.

   (e) Adjustment to eliminate operations of bookstores closed during that period.

(2) Business acquisition expenditures represent established businesses purchased by us.

     The Distance Education Division's largest customer has informed us that it intends to discontinue the use of our services for delivery of educational materials during the coming fiscal year. We estimate that revenue for services for this customer during the fiscal year ended March 31, 2004 will total approximately $23.0 million. We estimate that EBITDA as a percentage of revenue for this program is approximately 3-5%. We expect revenues from the Distance Education Division, after adjusting for the loss of this customer, to continue to grow.

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